Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Sandy McLean

Chief Financial Officer

WORLD ACCEPTANCE CORPORATION

REPORTS RECORD FOURTH QUARTER

GREENVILLE, S.C. (April 22, 2003) – World Acceptance Corporation (NASDAQ/NM: WRLD) today reported strong growth in revenue and record net income during its fourth fiscal quarter and year ended March 31, 2003.

“The fourth fiscal quarter is the most profitable for the Company because customer balances are typically at their highest level following the Christmas season and customer repayments increase due to factors such as income tax refunds. In addition, profitability in this quarter is enhanced by the fees generated from the Company’s tax preparation services to its customers during the key tax filing months of January through March,” stated Charles D. Walters, Chairman and CEO of World Acceptance Corporation. “Revenues for the quarter rose to $45.7 million, up 14.0% compared with the fourth quarter of last year. Our revenue growth, combined with lower interest rates and lower net charge-offs as a percentage of average loans, contributed to our record net income of $10.2 million, or $0.57 per diluted share, in the fourth quarter.”

Net earnings continued to benefit from the recent reduction in interest rates as interest expense increased by only 6.2% while average total debt outstanding increased by 19.9% over the two quarterly periods. Net income for the fourth quarter rose 13.9% to $10.2 million, or $0.57 per diluted share, compared to $9.0 million, or $0.47 per diluted share, for the same quarter of the prior year. Total revenues for the quarter increased 14.0% to $45.7 million from $40.1 million for the prior year quarter.

Gross loans outstanding amounted to $266.8 million at March 31, 2003, a 17.9% increase over the $226.3 million in balances outstanding at March 31, 2002.

Several key return ratios remained very high during the quarter. The Company’s return on average assets (annualized) was 17.2% and the annualized return on average equity was 37.0%. Total general and administrative expenses as a percent of total revenues increased slightly to 50.2% during the most recent quarter compared to 49.7% during the prior year fourth quarter.

“We continue to work on improving loan quality,” continued Mr. Walters. “Our progress in this area was evident from the decrease in our ratio of net charge-offs as a percentage of average net loans to 14.6% in the current quarter compared to 15.4% during the fourth quarter ended March 31, 2002.”

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WRLD Announces Fourth Quarter Results

April 22, 2003

Twelve-Month Results

For the fiscal year, net income was $22.9 million, or $1.25 per diluted share, representing an 18.2% increase over the $19.3 million, or $1.00 per diluted share, for the prior fiscal year. Total revenues for fiscal 2003 were $155.7 million, a 14.0% increase over the $136.6 million during the previous year.

During the 2003 fiscal year, the Company opened or acquired 33 offices and closed four non-performing offices, leaving a total of 470 offices at March 31, 2003.

About World Acceptance

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 470 offices in eleven states. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Fourth Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 2:00 P.M. Eastern time today. Interested parties may participate in this call by dialing 1-800-473-6123. A simulcast of the conference call is also available on the Internet at www.firstcallevents.com/service/ajwz379333091gf12.html. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company’s markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Announces Fourth Quarter Results

April 22, 2003

World Acceptance Corporation

Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,		Years Ended March 31,
	2003	2002	2003	2002
Interest & fees	$37,477	32,361	133,256	117,193
Insurance & other	8,195	7,711	22,415	19,362

Total revenues	45,672	40,072	155,671	136,555
Expenses:
Provision for loan losses	5,393	5,010	29,570	25,688
General and administrative expenses
Personnel	15,463	13,086	55,538	48,454
Occupancy & equipment	2,460	2,285	9,027	8,225
Data processing	450	397	1,766	1,659
Advertising	890	898	5,755	4,929
Intangible amortization	556	536	2,172	1,986
Other	3,096	2,708	11,499	10,165

	22,915	19,910	85,757	75,418
Interest expense	1,117	1,051	4,493	5,415

Total expenses	29,425	25,971	119,820	106,521

Income before taxes	16,247	14,101	35,851	30,034
Income taxes	6,028	5,130	12,987	10,695

Net income	$10,219	8,971	22,864	19,339

Diluted earnings per share	$0.57	0.47	1.25	1.00

Diluted weighted average shares outstanding	18,047	19,230	18,305	19,340

Consolidated Balance Sheets

(unaudited and in thousands)

	March 31, 2003	March 31, 2002
ASSETS
Cash	$4,022	3,222
Gross loans receivable	266,753	226,307
Less: Unearned interest & fees	(63,578)	(53,670)
Allowance for loan losses	(15,098)	(12,926)

Loans receivable, net	188,077	159,711
Property and equipment, net	8,298	6,921
Intangible assets	14,599	13,967
Other assets	13,321	11,426

	$228,317	195,247

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	102,532	83,382
Accounts payable and accrued expenses	9,744	9,432

Total liabilities	112,276	92,814
Shareholders' equity	116,041	102,433

	$228,317	195,247

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WRLD Announces Fourth Quarter Results

April 22, 2003

Selected Consolidated Statistics

(dollars in thousands)

	Three Months Ended March 31,		Years Ended March 31,
	2003	2002	2003	2002

Expenses as a percent of total revenues:
Provision for loan losses	11.8%	12.5%	19.0%	18.8%
General and administrative expenses	50.2%	49.7%	55.1%	55.2%
Interest expense	2.4%	2.6%	2.9%	4.0%

Average gross loans receivable	$280,203	$239,519	$257,595	$228,400

Average loans receivable	$210,728	$180,185	$193,898	$173,192

Loan volume	$163,056	$137,519	$763,810	$659,751

Net charge-offs as percent of average loans	14.6%	15.4%	14.7%	14.8%

Return on average assets	17.2%	17.5%	10.4%	9.9%

Return on average equity	37.0%	36.7%	22.2%	21.2%

Offices opened (closed) during the period, net	0	0	29	21

Offices open at end of period	470	441	470	441

END